Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of June 2016, by and between SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), and Jack Roddy (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to be employed by the Company, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2.Acceptance and Term of Employment.

(a)The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein.  The Term of Employment shall commence on June 20, 2016 (the “Commencement Date”) and continue until the third anniversary of the Commencement Date, unless earlier terminated as provided in Section 7 hereof (the “Term of Employment”).

(b) Notwithstanding the foregoing and for the avoidance of doubt, if the Executive continues employment with the Company following the expiration of the Term of Employment, (i) such employment shall constitute “at will” employment and may be terminated at any time by either party upon written notice and, notwithstanding Section 22 hereof, the provisions of Section 7 shall not apply to such “at-will” employment and no longer be of further force or effect, and (ii) Executive shall become a participant in the Company’s Key Employee Severance Plan (or a successor plan) and be subject to terms and conditions of such plan.

Section 3.Position, Duties, and Responsibilities; Place of Performance.

(a)Position, Duties, and Responsibilities.  During the Term of Employment, Executive shall be employed and serve as the Chief Human Resources & Culture Officer of the Company (together with such other position or positions consistent with Executive’s title as the Chief Executive Officer shall specify from time to time) and shall have such duties and responsibilities commensurate with such title and as the Chief Executive Officer may designate from time to time.  If requested by the Company, Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.  The Executive shall be based at the Company’s corporate headquarters in Orlando, Florida.

(b)Performance.  Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of charitable organizations or, with the prior written consent of the Board following a recommendation from the Nominating and Governance Committee of the Board, of noncompeting businesses, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Section 4.Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a)Base Salary.  Executive shall initially be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $420,000.  No less frequently than annually, the Executive’s Base Salary shall be reviewed by the Compensation Committee who may (but is not obligated to) adjust such Base Salary in its sole discretion; provided that Base Salary shall not be decreased.  Any such increased Base Salary shall be the Executive’s “Base Salary” for all purposes under this Agreement.

(b)Annual Bonus.  Commencing with fiscal year 2017, Executive shall be eligible to participate in the annual bonus plan adopted by the Company from time to time (the “Annual Bonus Plan”), pursuant to which Executive shall be eligible to receive an annual incentive bonus award for fiscal year 2017, and for each subsequent fiscal year during the Term of Employment (the “Annual Bonus”).  The target Annual Bonus for each such fiscal year (the “Target Annual Bonus”) shall be not less than 100% of Base Salary, with the actual Annual Bonus payable under the Annual Bonus Plan being based upon the level of achievement of Company and/or individual performance objectives for such fiscal year, as established by the Compensation Committee and communicated to Executive.  The Annual Bonus shall otherwise be subject to the terms and conditions of the Annual Bonus Plan.  Any earned Annual Bonus for a fiscal year shall be paid to the Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to Executive’s continuous employment through the applicable performance period, but in no event later than the 15th day of the third month following the close of such fiscal year, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)Annual Equity Awards.  During the Term of Employment, (i) Executive will be eligible to participate in the long-term equity incentive plan(s) adopted by the Company from time to time, including without limitation, under the Company’s 2013 Omnibus Incentive Plan (as applicable, the “Equity Plan”) and (ii) commencing with fiscal year 2016 and for each fiscal year thereafter, the Executive shall be a participant in the Company’s long term equity compensation program with a long term equity award target value  equal to $300,000 (based on grant date fair market value of the Company’s common stock (“Common Stock”) underlying such awards) subject to such vesting and other terms and conditions as the Compensation Committee shall determine and otherwise, in all respects, subject to the Compensation Committee’s annual compensation review discretion and in accordance with the Company’s Equity Award Grant Policy, in effect from time to time.

(d)Sign-On Restricted Stock Grant.  As soon as practicable following the Commencement Date, Executive shall receive a one-time grant (the “Sign-On Restricted Stock Grant”) of restricted shares of Common Stock with a value on the Commencement Date equal to $1,800,000.  The Sign-On Restricted Stock Grant shall vest in four equal annual (25%) installments over the first four anniversaries of the date of grant so long as the Executive remains employed by the Company through such dates.

(e) Sign-On Cash Bonus.  Executive shall receive a one-time cash bonus in an amount equal to $200,000 payable (i) 50% on the Company’s first regularly scheduled payroll date following the Commencement Date and (ii) 50% on the first anniversary of the Commencement Date, in each case, subject to Executive’s continued employment with the Company through the applicable payment date.

Section 5.Employee Benefits; Vacation.

(a)During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, annual leave and time-off, and other benefits provided generally to similarly situated executive officers of the Company.  Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated executive officers of the Company in accordance with the Company policy as in effect from time to time.  Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

(b)Notwithstanding anything to the contrary in Section 5(a), during the Term of Employment, Executive shall be entitled to four (4) weeks of annual paid vacation days, which shall accrue and be usable in accordance with Company policy, as in effect from time to time; provided that for fiscal year 2016, Executive’s annual paid vacation shall be prorated based on the Commencement Date and portion of the fiscal year Executive is employed with the Company.

Section 6.Reimbursement of Expenses.

(a)Business Expenses. Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company’s policies, as in effect from time to time.

(b)Relocation Expenses.  The Company will reimburse Executive for (i) reasonable and documented travel expenses (including air travel, hotel or corporate apartment and rental car) incurred during the first six months following the Commencement Date and (ii) customary buyer’s closing costs associated with Executive’s purchase of a residence in Orlando, Florida and reasonable and documented searching, relocation and moving expenses in connection with such purchase, in each case, in accordance with the Company’s executive relocation policy, in effect from time to time.

Section 7.Termination of Employment.

(a)General.  The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason.  Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.  Notwithstanding anything herein to the contrary, other than the requirements of Section 13 hereof, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b)Termination Due to Death or Disability.  Executive’s employment shall terminate automatically upon his death.  The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination.  Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to the Accrued Obligations.  Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)Termination by the Company for Cause.

(i)The Company may terminate Executive’s employment at any time for Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clauses (i), (ii), (vi) or (vii) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than fifteen (15) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such fifteen (15) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)In the event that the Company terminates Executive’s employment for Cause, he shall be entitled only to the Accrued Obligations.  Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)Termination by the Company without Cause.  The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination.  In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)The Accrued Obligations;

(ii)An amount equal to the Severance Factor multiplied by the sum of (x) Base Salary and (y) the Target Annual Bonus, such amount to be paid in a lump sum within 15 days following the date of termination;

(iii)Full accelerated vesting and immediately lapse of restrictions on the Sign-On Restricted Stock Grant; and

(iv)Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, payment, on the first regularly scheduled payroll date of each month during the Severance Term, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause (iv) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii) and (iv) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Restrictive Covenants contained in Appendix B attached hereto.  Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.  For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e)Termination by Executive with Good Reason.  Executive may terminate his employment with Good Reason by providing the Company fifteen (15) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the Executive’s knowledge (whether actual or constructive, including, without limitation, knowledge that Executive would have reasonably obtained after making due and appropriate inquiry) of such event.  During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) hereof.  Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(e) and Section 15, Executive shall have no further rights to any compensation or any other benefits under this Agreement.  For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f)Termination by Executive without Good Reason.  Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination.  In the event of a termination of employment by Executive under this Section 7(f), Executive shall be entitled only to the Accrued Obligations.  In the event of termination of Executive’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason.  Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)Release.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (d) or (e) of this Section 7 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder.  If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits.  Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(h)Notice of Termination.  Any written notice of termination given under Section 7 of this Agreement shall be provided to the other party in accordance with Section 19 of this Agreement.  In addition, any written notice pertaining to a termination by the Company for Cause or by Executive for Good Reason shall meet the requirements of a Notice of Termination (as defined in this paragraph). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) the Date of Termination (as defined below).

(i)Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of expiration of the cure period set forth in Section 7(c), (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the date of expiration of the cure period specified in Section 7(e), (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination or such later date specified by the Company, (iv) if the Executive voluntarily resigns without Good Reason, the date at least thirty (30) days after the Executive notifies the Company, subject to the Company’s right to accelerate such date of termination without changing the characterization of such termination as a termination by the Executive without Good Reason as provided in Section 7(f), (v) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, or (vi) if the Executive’s employment is terminated by the Company due to Disability, the date specified by the Company.

Section 8.Certain Payments.

(a)In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 8, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.

(b)Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 8 shall be made by an independent advisor designated by the Company and reasonably acceptable to the Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Advisor shall assume that the Executive pays all taxes at the highest marginal rate. The Company and the Executive shall furnish to Independent Advisor such information and documents as Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Advisor may incur in connection with any calculations contemplated by this Section. The reduction of the Payments payable hereunder, if applicable, shall be made by first reducing the cash payments under Section 7(d)(ii) and then by reducing any other Payments in a manner determined by the Company, in consultation with the Executive.

(c)If, notwithstanding any reduction described in Section 8 (or in the absence of any such reduction), the Internal Revenue Service (“IRS”) determines that the Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that the Executive’s net proceeds with respect to such Payments (after taking into account the payment of the excise tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by the Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 8, the Executive shall pay the Excise Tax.

Section 9.Restrictive Covenants.

Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees, as a condition of Executive’s continued employment with the Company, to be bound by and comply with the Restrictive Covenants contained in Appendix B attached hereto and incorporated by reference herein.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 of Appendix B (or a material breach or material threatened breach of any of the provisions of Section 2 of Appendix B of this Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law and in addition to cessation of payments described in the last paragraph of Section 7(d), the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  Any action for by the Company for equitable relief shall be brought exclusively in the courts of the State of Florida, and the parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Florida for any such action or proceeding. For the avoidance of doubt, the Restrictive Covenants contained in Appendix B shall be in addition to, and not in lieu of, any other similar restrictive covenants contained in any other agreement between Executive and any member of the Company Group.

Section 10.Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a)Executive has had the opportunity to consult with, and is represented by, his own tax and legal advisor(s) in connection with the negotiation and preparation of this Agreement;

(b)Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(c)Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(d)in connection with his employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 11.Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.  Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12.Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates.  Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 7(d)(iv) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13.Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a)Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

Section 14.Successors and Assigns; No Third-Party Beneficiaries.

(a)The Company.  This Agreement shall inure to the benefit of the Company and its respective successors and assigns.  Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.

(b)Executive.  Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)No Third-Party Beneficiaries.  Except as otherwise set forth in Section 7(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15.Disputes; Arbitration.

Subject to the Company’s right to seek equitable relief for any violations of the Restrictive Covenants contained in Appendix B (as set forth in Section 9), any dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company shall be settled exclusively through the Company’s Dispute Resolution Program that is in effect from time to time and which includes final and binding arbitration of covered claims.

Section 16.Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Compensation Committee and the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17.Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18.Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.  THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE.  EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 19.Notices.

(a)Place of Delivery.  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office to the attention of the General Counsel, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)Date of Delivery.  Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20.Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21.Entire Agreement.

This Agreement, together with any exhibits and appendices attached hereto and any equity award grants referenced herein to be made by the Company to the Executive, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 22.Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23.Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

Section 24.Background Check.

Notwithstanding anything to the contrary in this Agreement, Executive shall not become employed by the Company if Executive fails the Company’s background check of the Executive or the pre-employment substance test and this Agreement shall be terminated.

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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SEAWORLD ENTERTAINMENT, INC.

/s/ G. Anthony (Tony) Taylor
By: G. Anthony (Tony) Taylor
Title: Chief Legal Officer, General Counsel and Corporate Secretary

EXECUTIVE

/s/ Jack Roddy
Jack Roddy

APPENDIX A
Definitions

(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any accrued but unpaid Annual Bonus that is required to be paid in accordance with the terms of the Annual Bonus Plan, (iii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iv) any benefits provided under the Company’s employee benefit plans or any incentive plans upon a termination of employment, including rights with respect to Company equity (or equity derivatives), in accordance with the terms contained therein.

(b)“Agreement” shall have the meaning set forth in the preamble hereto.

(c)“Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d)“Base Salary” shall mean the salary provided for in Section 4(a) hereof.

(e)“Board” shall mean the Board of Directors of the Company.

(f)“Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive (or Executive’s inability, as a result of circumstances described in clause (v) of this definition) to perform in any material respect his duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, or at his direction, (v) Executive’s conviction of, indictment for, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge involving moral turpitude or financial dishonesty that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in injury to the reputation or business of the Company or any other member of the Company Group, (vi) any violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, which causes material harm to the Company, or (vii) Executive’s material breach of this Agreement or breach of the Restrictive Covenants contained in Appendix B or any other similar restrictive covenants contained in any other agreement between Executive and any member of the Company Group; provided, that, for the avoidance of doubt, the adverse performance of the Company alone (other than as a result of, arising out of or in connection with circumstances described in clauses (i) through (vii), inclusive, of this definition) shall not constitute grounds for a termination of Executive’s employment for Cause.

For purposes of this Section (f), no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any action or inaction of the Executive taken in reliance on the advice of the Company’s legal counsel shall be considered to have been taken or not taken in good faith, and not in bad faith.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h)“Company” shall have the meaning set forth in the preamble hereto.

(i)“Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.

(j)“Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(k)“Delay Period” shall have the meaning set forth in Section 13 hereof.

(l)“Disability” shall mean any physical or mental disability or infirmity of Executive that prevents, with reasonable accommodation to the extent required by applicable law, the performance of Executive’s duties for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period.  Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld).  If Executive is unable to make such approval, then such approval shall be made by Executive’s legal representative, or if there is no legal representative, then by an adult member of Executive’s immediate family.  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(m)“Executive” shall have the meaning set forth in the preamble hereto.

(n)“Excise Tax” shall have the meaning set forth in Section 8 hereto.

(o)“Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof or having to report to any person other than the Chief Executive Officer of the Company, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Target Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of Executive’s principal place of employment by more than fifty (50) miles from the Company’s headquarters in Orlando, Florida, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above).  Executive acknowledges and agrees that his exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(p)“Independent Advisor” shall have the meaning set forth in Section 8 hereto.

(q)“IRS” shall have the meaning set forth in Section 8 hereto.

(r)“Notice of Termination” shall have the meaning set forth in Section 7(h) hereto.

(s)“Payments” shall have the meaning set forth in Section 8 hereto.

(t)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(u)“Reduced Amount” shall have the meaning set forth in Section 8 hereto.

(v)“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time by the Company upon the advice of counsel).

(w)“Repayment Amount” shall have the meaning set forth in Section 8 hereto.

(x)“Restrictive Covenants” shall mean the restrictive covenants contained in Appendix B attached hereto.

(y)“Severance Benefits” shall have the meaning set forth in Section 7(g) hereof.

(z)“Severance Factor” shall mean, during the Term of Employment, 2.0.

(aa)“Severance Term” shall mean the number of months following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason equal to the product of (i) the Severance Factor multiplied by (ii) twelve (12) months.

(bb)“Target Annual Bonus” shall have the meaning set forth in 4(b) hereof.

(cc)“Term of Employment” shall mean the period specified in Section 2 hereof.

APPENDIX B

Restrictive Covenants

1.	Non-Competition; Non-Solicitation.

(a)Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)During Executive’s employment with the Company or its subsidiaries (the “Employment Term”) and for a period of the greater of (x) one year following the date Executive ceases to be employed by the Company or its subsidiaries and (y) the Severance Term (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment.

(ii)During the Restricted Period, Executive will not directly or indirectly:

(A)engage in the Business in any geographical area that is within 100 miles of any geographical area where the Restricted Group engages in the Business, including the greater metropolitan areas of Orlando, Florida, San Diego, California, San Antonio, Texas, Williamsburg, Virginia and Philadelphia/Langhorne, Pennsylvania;

(B)enter the employ of, or render any services to, a Core Competitor, except where such employment or services do not relate in any manner to the Business;

(C)acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members, or investors.

(iii)Notwithstanding anything to the contrary in this Appendix B, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv)During the Employment Term and for a period of the greater of (x) two years from the date Executive ceases to be employed by the Company or its subsidiaries and (y) the Severance Term, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B)hire any Senior Employee who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company; or

(C)encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(v)For purposes of this Appendix B:

(A)“Restricted Group” shall mean, collectively, the Company and its subsidiaries and, to the extent engaged in the Business, their respective affiliates.

(B)“Business” shall mean the entertainment and theme park business.

(C)“Core Competitor” shall mean Walt Disney Parks and Resorts, Universal Studios, Six Flags, Inc., Cedar Fair Entertainment Company and Merlin Entertainments Group Ltd., Herschend Family Entertainment and each of their respective affiliates.

(D) “Senior Employee” shall mean any employee of the Company or any of its subsidiaries with the title of Vice President or above.

(b)Non-Disparagement. Executive will not at any time (whether during or after Executive’s Employment Term) make public statements or public comments intended to be (or having the effect of being) of defamatory or disparaging nature regarding (including, without limitation, any statements or comments, whether in person, radio, television, film, social media or otherwise,  that are (i) likely to be harmful to the business, business reputation or personal reputation of and (ii) for, on behalf of or in association with any trade, industry, activist or other advocacy group that has, at any time, made adverse or critical statements in relation to) the Company or any of its subsidiaries or affiliates or any of their respective businesses, shareholders, members, partners, employees, agents, officers, directors or contractors (it being understood that comments made in Executive’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this paragraph).  The Company (via any official statement) shall not, and shall instruct its officers and directors to not, at any time make any public statements or public release which is intended to be (or having the effect of being) of defamatory or disparaging nature regarding Executive’s reputation in the business community (it being understood that comments made by the Company in the good faith and in ordinary course of business shall not be deemed disparaging or defamatory for purposes of this paragraph).  Notwithstanding anything in this Section 1(b), either the Executive or the Company (including its officers and directors) shall be permitted to (x) provide a reasonable and truthful response to or statement to defend itself or him/herself against any public statement made by the Company or the Executive, as applicable, that is incorrect or disparages such person, to the extent necessary to correct or refute such public statement and (y) provide truthful testimony in any legal proceeding or process.

(c)It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix B is an unenforceable restriction against Executive, the provisions of this Appendix B shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix B is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e)The provisions of Section 1 hereof shall survive the termination of Executive’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

2.	Confidentiality; Intellectual Property.

(a)Confidentiality.

(i)Executive will not at any time (whether during or after Executive’s Employment Term) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties under Executive’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, safety, zoological and/or animal training or care practices, protocols, policies or procedures  -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board. Executive understands and acknowledges that nothing contained in this Appendix B is intended to or should in fact prevent Executive from (x) reporting possible violations of federal or state law or regulation to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General, the Equal Employment Opportunity Commission, or the National Labor Relations Board, or (y) making other disclosures that are protected under state or federal whistleblower laws or regulations.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; or (c) required by law to be disclosed; provided, that with respect to subsection (c) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of this Appendix B.  This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv)Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b)Intellectual Property.

(i)If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents, or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason, after reasonable attempt, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version from time to time previously disclosed to Executive.

(v)The provisions of Section 2 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated ______, 2016, with SeaWorld Entertainment, Inc. (the “Employment Agreement”)), and other good and valuable consideration, I, Jack Roddy for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with their respective past and present officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.  The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement, (ii) any claims that cannot be waived by law, (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time, or (iv) my accrued and vested benefits, rights or payments under any employee benefit, incentive or equity plan or program of the Company.

I expressly acknowledge and agree that I –

§  Am able to read the language, and understand the meaning and effect, of this Release;

§  Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

§  Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

§  Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

§  Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

§  Had or could have [twenty-one (21)][forty-five (45)]1 days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

§  Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

§  Was advised to consult with my attorney regarding the terms and effect of this Release; and

§  Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein.  I acknowledge and agree that nothing in this Release is intended to or shall limit, restrict, or interfere with my right under federal, state and local laws to file an administrative charge or to participate in any governmental investigation.  Notwithstanding, if a federal, state or local administrative agency were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group (as defined in my Employment Agreement) affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel.  To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release.  Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date.  I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Severance Benefits.

To the extent reasonably requested by the Board, I shall cooperate with the Company in connection with matters arising out of or related to my employment with the Company.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns.  If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

11

To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF FLORIDA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.  I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

____________________________
Jack Roddy
Date: